Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Integrated Wellness Acquisition Corp.

Florida, New York

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement of our report dated March 31, 2022, relating to the financial statements of Integrated Wellness Acquisition Corp. which is contained in that proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, LLP

New York, New York
February 14, 2023